Exhibit 5.1

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637

Main Tel +1 312 782 0600
April 11, 2022	Main Fax +1 312 701 7711
www.mayerbrown.com
Synchrony Card Issuance Trust
c/o Citibank, N.A.,
388 Greenwich Street,
New York, New York 10013

Synchrony Card Funding, LLC
777 Long Ridge Road
Stamford, Connecticut 06902

Re:	Synchrony Card Issuance Trust, SynchronySeries
Class A(2022-1) Notes
Registration Statement on Form SF-3
(Nos. 333-257355 and 333-257355-01)

We have acted as special counsel to Synchrony Card Funding, LLC, a Delaware limited liability company (“SCF”) and Synchrony Card Issuance Trust (the “Trust”), in connection with (i) the filing by SCF with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the above captioned Registration Statement, as amended (the “Registration Statement”), registering asset-backed notes representing debt of the Trust (the “Notes”) and (ii) the offering of the SynchronySeries Class A(2022-1) Notes (the “Offered Notes ”) described in the prospectus, dated April 6, 2022 (the “Prospectus”), which has been filed with the Commission pursuant to Rule 424(b) of the Act. The Offered Notes will be sold pursuant to an Underwriting Agreement, dated as of April 11, 2022, by and among Synchrony Bank, SCF, RBC Capital Markets, LLC, Wells Fargo Securities, LLC and SG Americas Securities, LLC. The Offered Notes will be issued pursuant to the Amended and Restated Master Indenture, dated as of May 1, 2018 (the “Master Indenture”), between the Trust and The Bank of New York Mellon, as indenture trustee (the “Indenture Trustee”), as supplemented by a related Indenture Supplement (the “Indenture Supplement”), between the Trust and the Indenture Trustee, dated as of September 26, 2018, and a related Terms Document, to be dated as of April 18, 2022 (the “Terms Document”, and together with the Master Indenture and the Indenture Supplement, the “Indenture”), between the Trust and the Indenture Trustee. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings assigned to them in the Indenture.

We have examined executed copies of the Registration Statement, the Master Indenture, the Amended and Restated Transfer Agreement, dated as of May 1, 2018 (the “Transfer Agreement”), between SCF and the Trust, a form of the Indenture Supplement, the Terms Document and such other documents as we have deemed necessary for the purposes of this opinion (collectively, the “Transaction Documents”). We are familiar with the proceedings taken by SCF in connection with the authorization of the issuance and sale of the Offered Notes, and have examined such documents and such questions of law and fact as we have deemed necessary in order to express the opinion hereinafter stated.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including Mayer Brown LLP
(Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership) and Tauil & Chequer Advogados
(a Brazilian partnership).

Mayer Brown LLP

Synchrony Card Funding, LLC

April 11, 2022

We are opining herein as to the effect on the subject transactions of only United States federal law, the laws of the State of New York, the Limited Liability Company Act of the State of Delaware and the Delaware Statutory Trust Act and we express no opinion with respect to the applicability thereto or the effect thereon of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

We have assumed that the purchase price for the Offered Notes will be paid to SCF by the underwriters named in the Prospectus.

In rendering the opinions set forth herein, we have relied upon and assumed:

A.	The genuineness of all signatures, the authenticity of all writings submitted to us as originals, the conformity to original writings of all copies submitted to us as certified or photostatic copies, and the legal competence and capacity of all natural persons;

B.	The truth and accuracy of all certificates and representations, writings and records reviewed by us and referred to above, including the representations and warranties made in the Transaction Documents, in each case with respect to the factual matters set forth therein;

C.	All parties to the Transaction Documents (other than SCF and the Trust) are validly existing, and in good standing under the laws of their respective jurisdictions of organization and have the requisite organizational power to enter into such Transaction Documents;

D.	Except to the extent that we expressly opine as to any of the following matters with respect to a particular party below: (i) the execution and delivery of the Transaction Documents have been duly authorized by all necessary organizational proceedings on the part of all parties (other than SCF and the Trust) to each such document; and (ii) the Transaction Documents constitute the legal, valid and binding obligations of all such parties (other than SCF and the Trust), enforceable against such parties in accordance with their respective terms; and

E.	There are no other agreements or understandings, whether oral or written, among any or all of the parties that would alter the agreements set forth in the Transaction Documents.

On the basis of the foregoing examination and assumptions, and upon consideration of applicable law, it is our opinion that the Offered Notes are in proper form, and when executed, authenticated and delivered as specified in the Indenture and delivered against the payment of consideration specified in the Underwriting Agreement, will be legal and binding obligations of the Trust, enforceable against the Trust in accordance with their terms.

Mayer Brown LLP

Synchrony Card Funding, LLC

April 11, 2022

Our opinion set forth above is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) and by the discretion of the court before which any proceeding therefore may be brought.

We hereby consent to the filing of this letter as part of SCF’s Current Report on Form 8-K, dated of even date herewith for incorporation in the Registration Statement and to the references to this firm under the heading “Legal Matters” in the Prospectus, without admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement.

Very truly yours,

/s/ Mayer Brown LLP

MAYER BROWN LLP